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                                  Exhibit 23.6

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of AirTouch Communications, Inc. for the registration of Common Stock, 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996 and 4.25% Class C Convertible Preferred Stock, Series 1996 and to the incorporation by reference therein of our report dated February 16, 1996, with respect to the consolidated financial statements and schedule of New Par (A Partnership) included in AirTouch Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

                                                                  Columbus, Ohio
                                                                  April 26, 1996